CONSECO, INC. AND SUBSIDIARIES
                                                                    Exhibit 12.1
                       Computation of Ratio of Earnings to
                      Fixed Charges and Preferred Dividends
                              (Dollars in millions)

                                                                               Successor                       Predecessor
                                                        ----------------------------------------------------   -----------
                                                                                                Four months    Eight months
                                                                                                  ended           ended
                                                                                               December 31,     August 31,
                                                        2007       2006       2005      2004       2003           2003(b)
                                                        ----       ----       ----      ----       ----           -------
                                                                (Restated) (Restated)(Restated) (Restated)
Pretax income (loss) from operations:
       Net income (loss).............................  $(179.9)    $106.0     $312.7    $289.7     $ 96.3        $2,201.7
       Add income tax expense (benefit)..............      6.9       61.2      171.6     156.4       53.2           (13.5)
       Add discontinued operations...................      -          -          -         -          -             (16.0)
                                                       -------     ------     ------    ------     ------        --------

       Pretax income (loss) from operations..........   (173.0)     167.2      484.3     446.1      149.5         2,172.2
                                                       -------     ------     ------    ------     ------        --------

Add fixed charges:
       Interest expense on corporate debt............     72.3       52.9       48.1      71.5       34.4           223.2
       Interest expense on investment borrowings.....     45.0       20.6       10.2       8.0        2.4             8.3
       Interest added to policyholder account
         balances....................................    399.5      426.8      419.9     410.4      145.5           307.9
       Portion of rental (a).........................     13.7       13.2       12.6      13.5        6.4             8.9
                                                       -------     ------     ------    ------     ------        --------

             Fixed charges...........................    530.5      513.5      490.8     503.4      188.7           548.3
                                                       -------     ------     ------    ------     ------        --------

             Adjusted earnings (loss)................  $ 357.5     $680.7     $975.1    $949.5     $338.2        $2,720.5
                                                       =======     ======     ======    ======     ======        ========

                Ratio of earnings to fixed charges...    (c)        1.33X      1.99X     1.89X      1.79X           4.96X
                                                          =         =====      =====     =====      =====           =====

Fixed charges........................................  $ 530.5     $513.5     $490.8    $503.4     $188.7        $  548.3

Add dividends on preferred stock, including
       dividends on preferred stock of subsidiaries
       (divided by the ratio of income to pretax
       income).......................................     21.7       59.9       58.9     100.9       43.2             -
                                                       -------     ------     ------    ------     ------        --------

          Fixed charges plus preferred dividends.....  $ 552.2     $573.4     $549.7    $604.3     $231.9        $  548.3
                                                       =======     ======     ======    ======     ======        ========

       Adjusted earnings (loss)......................  $ 357.5     $680.7     $975.1    $949.5     $338.2        $2,720.5
                                                       =======     ======     ======    ======     ======        ========

       Ratio of earnings to fixed charges and
          preferred dividends........................    (d)        1.19X      1.77X     1.57X      1.46X           4.96X
                                                          =         =====      =====     =====      =====           =====

--------------------
     (a)  Interest portion of rental is estimated to be 33 percent.
     (b) Earnings for the eight months ended August 31, 2003 included reorganization items totaling $2,130.5 million. The reorganization items included: (i) $3,151.4 million related to the gain on the discharge of prepetition liabilities; (ii) $(950.0) million related to fresh start adjustments; and (iii) $(70.9) million related to professional fees. The ratios for the eight months ended August 31, 2003, excluding such reorganization items would be as follows: (i) ratio of earnings to fixed charges - 1.08X; and (ii) ratio of earnings to fixed charges excluding interest added to policyholder account balances - 1.17X. There were no preferred stock dividends or distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts during the eight months ended August 31, 2003.
     (c)  For such ratio, earnings were $173.0 million less than fixed charges.
     (d)  For such ratio, earnings were $194.7 million less than fixed charges.